NEWS RELEASE
Covisint Corporation
One Campus Martius, Suite 700 • Detroit, Michigan 48226
(313) 961-4100

For Immediate Release

December 15, 2014

Bob Paul Resigns from Covisint Corporation’s Board of Directors

DETROIT -- December 15, 2014 -- Covisint Corporation (Nasdaq: COVS), provider of a B2B Cloud Platform that ensures trusted information gets where it needs to go securely and seamlessly, today announced that board member Bob Paul, CEO of Compuware Corporation, has resigned from the Covisint Board of Directors effective immediately.
As previously announced, Compuware Corporation completed its distribution of all its shares of Covisint Corporation common stock owned. As of October 31, 2014, Covisint has been fully independent of Compuware. This announcement aligns with the closing of Compuware's definitive agreement to be acquired by Thoma Bravo, LLC.
"On behalf of the entire Covisint board of directors, I would like to thank Bob for his service to Covisint over the years," said Covisint Chairman and CEO Sam Inman. "Bob has been a great friend and leader of Covisint, and it's been my pleasure working with him. Going forward, we will bring new members to the board to help us capitalize on the transformational opportunities of the Internet of Things (IoT)."
"As former CEO and chairman of Covisint, I know firsthand the significant opportunity the company is targeting," said Bob Paul, Compuware CEO. "Covisint's cloud platform is very well-positioned to transform the ways enterprises connect with their most important audiences, and I look forward to watching Covisint become a dominant player in IoT."
About Covisint Corporation

Covisint provides a single entry point for business partners, customers and employees to connect with enterprises that ensures trusted information gets to the right people and place at the right time. Covisint’s B2B Cloud Platform enables solutions that allow enterprises and industries to solve complex information and user management challenges across Business-to-Partner (B2P), Business-to-Customer (B2C) and Business-to-Enterprise (B2E) relationships. Today, Covisint powers, secures and connects more than 212,000 business partners and customers to some of the world's leading global enterprises across multiple industries. Learn more at www.covisint.com.

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Media Contact
Brad Schechter
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Bob Paul Resigns from Covisint Corporation’s Board of Directors
December 15, 2014

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